Exhibit 10.3

AGREEMENT ON TERMINATION OF AGREEMENTS BETWEEN
DESITIN ARZNEIMITTEL GmbH and ZOGENIX, Inc.

BY AND BETWEEN

ZOGENIX, Inc., whose registered office is at 12400 High Bluff Drive, Suite 650, San Diego, CA 92130, USA (hereafter «ZOGENIX»)

AND

DESITIN ARZNEIMITTEL GmbH, whose registered office is at Weg beim Jäger 214, 22335 Hamburg, Germany (hereafter «DESITIN»)

Each also referred to as “Party” or together as “Parties”. Defined terms used in this agreement without definition shall have the meanings given them in the License Agreement (as defined below).

WHEREAS

-	The Parties have entered into a Licensing and Distribution Agreement (the “License Agreement”) signed on March 14, 2008 covering the development and commercialization of the Product in the Territory.

-
The Parties have entered into a Manufacturing Agreement (the “Manufacturing Agreement”) signed on January 21, 2011 covering the manufacturing and supply of the Product for commercialization in the Territory.

-	DESITIN holds Marketing Authorisations for the Product in Germany, Denmark, UK, France, Norway and Sweden.

-	DESITIN commercializes the Product in Germany and Denmark (as Sumavel® DosePro®). The Product has never been launched in UK, France, Norway and Sweden.

-	DESITIN will stop commercialization of the Product in Germany and Denmark on September 30, 2013.

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AGREEMENT ON TERMINATION OF AGREEMENTS.

Now Therefore, the Parties hereby agree as follows:

1.	The License Agreement between the Parties will terminate, effective October 1, 2013.

2.
Following termination of the License Agreement, DESITIN will maintain each then-existing Marketing Authorisations of the Product in good standing until the earlier of the expiration of such Marketing Authorisation(s) or March 31, 2014. ZOGENIX acknowledges that the Marketing Authorisations for the United Kingdom and Sweden are expected to expire in December 2013, and for France and Norway in February 2014 unless the Product is commercialized by ZOGENIX (or a ZOGENIX Affiliate) or a Third Party prior to their expiry. All costs related for maintaining the Marketing Authorizations in 2014 will be borne by ZOGENIX.

3.
Upon written request by ZOGENIX, DESITIN will transfer one or more of the Marketing Authorisations of the Product to ZOGENIX, a ZOGENIX Affiliate or a Third Party qualified to hold Marketing Authorizations in Europe as indicated by ZOGENIX.

4.
If no company or other legal entity is indicated by ZOGENIX for transfer of a Marketing Authorisation, DESITIN will renounce the applicable Marketing Authorisation of the Product on March 31, 2014. DESITIN will promptly provide ZOGENIX with a copy of any documentation filed with the Regulatory Authorities in connection with any renouncing of the Marketing Authorisations.

5.	Notwithstanding clause 6.1 of the Manufacturing Agreement, the Manufacturing Agreement between the Parties will terminate on October 1, 2013.

6.
The agreement on pharmacovigilance (Drug Safety Agreement) between the Parties will be amended in order to reflect the termination of commercialization and transfer/renouncement of Marketing Authorisations.

7.
For the avoidance of doubt, the “Consequences of Termination” described in clause 21 of the License Agreement and the “Effect of Expiration and Termination” described in clause 6.2 of the Manufacturing Agreement will remain effective (including without limitation, DESITIN’s agreement to refrain from using the trademarks associated with the Product following termination of the License Agreement).

8.
The Quality Agreement will terminate on December 31, 2014, which corresponds to the expiry date of the drug product batches recently released to the market in the territories by Desitin plus one additional year.

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AGREEMENT ON TERMINATION OF AGREEMENTS.

ZOGENIX

Approved by:
Name
/s/ Roger L. Hawley

Function
Chief Executive Officer

DESITIN

Approved by:
Name
/s/ Dieter Peitz

Function
Managing Director

Name
Harald Jainta, Ph.D.

Function
Director Business Development

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